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Rexahn Pharmaceuticals Issues Additional Comments and Clarifications on its Phase IIa Study Results of Serdaxin in Major Depressive Disorder (MDD)

Rockville, MD, April 14, 2010 - Rexahn Pharmaceuticals, Inc. (NYSE Amex: RNN), a clinical stage pharmaceutical company developing potential best in class oncology and central nervous system (CNS) therapeutics, today offered additional commentary, clarifications and insights on yesterday’s announcement of its Phase IIa clinical results of Serdaxin® in the treatment of major depressive disorder (MDD).

“Based on the feedback and reaction from our shareholders, stakeholders and other market participants, it is clear that neither the purpose of the Serdaxin trial or its results were well understood,” said Dr. Chang Ahn, Chief Executive Officer of Rexahn.

“The purpose of the Serdaxin Phase IIa trial was to establish as a proof of concept that Serdaxin can work as an antidepressant drug for patients suffering from Major Depressive Disorder. I am happy to say that this is exactly what the study accomplished. The trial results unambiguously reach the conclusion that patients, especially those suffering from severe depression, respond positively to Serdaxin,” said Dr. Ahn.

The study showed that patients with severe MDD taking 5 mg of Serdaxin (55.6%) had statistically significant improvement in Montgomery-Asberg Depression Rating Scale (MADRS) scores after 8 weeks of treatment, compared to placebo (34.0%).

Dr. Ahn added, “Some market participants have asked us why our overall trial results were not statistically significant. The answer is simply that the Serdaxin study was never designed to achieve statistical significance as a primary objective, but rather to establish a positive signal among treated patients. This is exactly what the trial succeeded in accomplishing.”

“Overall we are extremely pleased with Serdaxin’s Phase IIa results, which should be viewed as a success. As such, based on the strength of these results we are now able to move forward with a 300 patient phase IIb clinical trial in the second half of this year. We believe this study will further substantiate Serdaxin as a viable treatment for depression,” Dr. Ahn concluded.

About Serdaxin®
Serdaxin® is a potential CNS neuroprotective agent and antidepressant. Rexahn is currently investigating Serdaxin as a treatment for depression in Phase II clinical trials. Serdaxin appears to exhibit therapeutic potential and appears to have no serious side effects such as nausea, vomiting, insomnia, weight gain, sexual dysfunction, cognitive deficit or motor impairment that are linked to existing antidepressant drugs. Serdaxin has a well-established, human safety profile. In preclinical studies, Serdaxin had onset of action in less than two days. Based on its novel mechanism as a dual serotonin and dopamine enhancer, it is a potential treatment for multiple CNS disorders where these neurotransmitters are depleted or implicated in CNS-based illnesses, such as Parkinson’s disease (PD). Serdaxin has the potential to address both non-motor and motor events of PD by serving as a neuroprotective agent and addressing loss of dopaminergic neurons that lead to loss of control of movements; and further, enhancing serotonin and dopamine levels that are involved in depression and mood disorders. Rexahn has multiple clinical programs planned for investigating Serdaxin in the treatment of anxiety disorders, depression, Parkinson’s disease, Alzheimer’s disease and neurodegenerative illnesses, and biodefense uses.

About Rexahn Pharmaceuticals, Inc.
Rexahn Pharmaceuticals is a clinical stage pharmaceutical company dedicated to developing best in class therapeutics for cancer, CNS disorders, and sexual dysfunction. Rexahn currently has three drug candidates in Phase II clinical trials, Archexin®, Serdaxin®, and Zoraxel™ - all potential best in class therapeutics - and a pipeline of preclinical compounds for possible treatment of cancers and CNS disorders.  Rexahn also operates R&D programs of nano-medicines, 3D-GOLD, and TIMES drug discovery platforms.  For more information, please visit www.rexahn.com.

Safe Harbor
This press release contains forward-looking statements, including statements regarding the planned commencement of a Phase IIb trial in the second half of 2010.  Rexahn's actual results may differ materially from anticipated results, and expectations expressed in these forward-looking statements, as a result of certain risks and uncertainties, including Rexahn's lack of profitability, and the need for additional capital to operate its business to develop its product candidates; the risk that Rexahn's development efforts relating to its product candidates may not be successful; the possibility of being unable to obtain regulatory approval of Rexahn's product candidates; the risk that the results of clinical trials may not be completed on time or support Rexahn's claims; demand for and market acceptance of Rexahn's drug candidates; Rexahn's reliance on third-party researchers and manufacturers to develop its product candidates; Rexahn's ability to develop and obtain protection of its intellectual property; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009.  Rexahn assumes no obligation to update these forward-looking statements.